FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Frank Greinke, Chairman and CEO fgreinke@ufeonline.com / 432-571-8000 Lisa Elliott / IR Counsel - DRG&E lelliott@drg-e.com / 713-529-6600

UNITED FUEL & ENERGY REPORTS RESULTS
FOR THE SECOND QUARTER OF 2008

Midland, Texas – August 14, 2008 – United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the southwestern and south central U.S. today announced its financial and operational results for the three months ended June 30, 2008.

Second Quarter Results

Total revenue for the second quarter of 2008 increased 168% to $241.2 million compared to total revenue of $89.9 million for the second quarter of 2007. The $151.3 million increase in revenue was primarily due to an 88% increase in sales volumes to 63.8 million gallons, and a 58% increase in selling prices for fuel and lubricant products. The acquisition of Cardlock Fuels System, effective October 5, 2007, accounted for 70% of the overall increase in revenues and 92% of the increase in volumes. The Reamax acquisition, effective May 1, 2007 and the Propane Direct acquisition, effective July 1, 2007, also contributed to the increase.

Cost of sales in the second quarter of 2008, increased $147.9 million to $226.0 million compared to $78.1 million for the same period in 2007. This increase was primarily due to the increase in crude oil prices, and thus the cost of the product purchases, as well as increases in volume. Product prices averaged $4.10 per gallon for the 2008 period as compared to $2.60 per gallon for the comparative 2007 period. Gross profit increased to $15.3 million in the second quarter of 2008 compared to $11.8 million in the second quarter of 2007.

Total expenses increased to $19.2 million in the 2008 second quarter and included $4.3 million of special items, compared to total expenses of $10.1 million in the prior year’s second quarter. Within total expenses, a 43% increase in operating expenses was primarily associated with the businesses acquired after March 31, 2007 and increases in personnel costs, truck expenses, and fuel costs. Operating expenses per gallon sold decreased to $0.11 for the second quarter of 2008 from $0.14 for the corresponding period in 2007 primarily due to the increase in volumes sold of approximately 30 million gallons. Also within total expenses, general and administrative expenses increased to $11.5 million in the second quarter of 2008 compared to $4.6 million in the second quarter of 2007. The increase in second quarter general and administrative expenses is primarily attributable to special items of $4.3 million and increases in other expenses associated with businesses acquired after March 31, 2007.

Operating income declined to a loss of $3.9 million in the 2008 second quarter, due to a significant increase in expenses that included special items totalling approximately $4.3 million in addition to the higher expenses mentioned previously, as compared to operating income of $1.7 million in the 2007 second quarter.

Net loss applicable to common equity was $3.4 million, net of a $249,000 preferred stock dividend, for the second quarter of 2008, versus net income applicable to common equity of $48,000, net of a $252,000 preferred stock dividend, for the same period in 2007. Diluted loss per share in the second quarter of 2008 was $0.08 on weighted average diluted shares outstanding of 40.2 million, compared to net income of $0.01 per diluted share for the second quarter of 2007 on weighted average diluted shares outstanding of 23.2 million.

During the second quarter of 2008, United Fuel recorded one-time expenses totaling $4.3 million, including a bad debt reserve of $3.2 million and severance expense of $560,000.

EBITDA (earnings before interest, income taxes, depreciation, and amortization and certain other non-cash items) for the second quarter of 2008 was $1.4 million, compared to EBITDA of $3.0 million in the second quarter of 2007. A reconciliation of EBITDA to net income is provided at the end of this release.

“During the second quarter, we continued to focus on returning United Fuel to profitability and took numerous important steps to achieve that objective as quickly as possible,” said Frank Greinke, United Fuel & Energy’s Chairman and Chief Executive Officer. “Primarily, we concentrated on reducing operating costs and better managing our working capital needs by downsizing our corporate organization, rationalizing operations, selling excess inventory and dormant assets, and improving invoicing and collections. During the second quarter, we reduced the number of branch locations with administrative personnel from 25 to 12; closed 2 bulk plants and 19 cardlock sites that in total were not profitable; sold nonproducing assets such as real estate, storage tanks and miscellaneous equipment; and tightened inventory control and purchasing procedures across the company.

“High product prices have put substantial pressure on our credit lines, which are designated by dollar amounts versus volumes, so carefully managing our working capital became paramount as fuel prices reached all time highs in the second quarter of 2008. We are pleased that our lenders and suppliers have continued to support us through this challenging time and have provided sufficient liquidity for us to operate effectively and continue to supply products to our customers.

“It has taken a lot of hard work by our dedicated team but we are pleased to report that we were profitable on an operating basis in June and are on target to remain profitable in the third and fourth quarters,” added Greinke.

Conference Call

United Fuel will host a conference call to discuss its 2008 second quarter results and recent developments at 2:00 p.m. Eastern (1:00 p.m. Central) Thursday, August 14, 2008. To participate in the call, please log on to www.ufeonline.com or dial (303) 262-2130 and ask for the United Fuel call about 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through August 21, 2008, and may be accessed by calling (303) 590-3000 and using the pass code 11118663#. A web cast archive will also be available at www.ufeonline.com shortly after the call is concluded.

About United Fuel& Energy Corporation

United Fuel & Energy, based in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain markets of Texas, California, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which are the Eddins-Walcher Company and Cardlock Fuels System. As a part of its long range plan, United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:

•	Card-lock operation (unattended re-fueling of commercial vehicles).
•	Wholesale fuels and lubricants (to commercial customers).
•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through over 12 branch locations and over 100 card-lock (unattended) fuel sites. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement

Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Supplemental Disclosure Regarding Non-GAAP Financial Information

EBITDA represents net income before income taxes, interest, and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles (“GAAP”) and is not a measure of financial condition or profitability. EBITDA should not be considered in isolation or as a substitute for “net income,” the most directly comparable GAAP financial measure, or as an indicator of operating performance.

By presenting EBITDA, United Fuel intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. United Fuel evaluates operating performance based on several measures, including EBITDA, as United Fuel believes it is an important measure of the operational strength of its business.

EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA is not necessarily a measure of United Fuel’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income.” Users of this financial information should consider the types of events and transactions which are excluded. A reconciliation of net income to EBITDA follows:

Reconciliation of Net Income to EBITDA
 (in thousands)
	Quarter ended June 30,
	2008	2007

Net income (loss) applicable to common	$(3,369)	$48
Preferred stock dividend	249	252
Net income (loss)	(3,120)	300
Plus:
Depreciation and amortization	832	782
Interest expense	1,572	1,207
Income tax expense (benefit)	(1,937)	214
Other noncash expenses	4,067	486
EBITDA	$1,414	$2,989

United Fuel & Energy Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Revenues
Sales	$240,062	$88,487	$447,069	$163,349
Other	1,173	1,380	2,286	2,280
Total revenues	241,235	89,867	449,355	165,629

Cost of sales, including $28,570 and $64,915 for
the three and six months of 2008, respectively,
attributable to related party	225,978	78,076	418,614	143,424

Gross profit	15,257	11,791	30,741	22,205

Expenses
Operating	6,939	4,862	13,892	9,761
General and administrative	11,495	4,558	18,657	8,749
Depreciation, amortization and accretion	727	673	1,808	1,193
Total expenses	19,161	10,093	34,357	19,703

Operating income (loss)	(3,904)	1,698	(3,616)	2,502

Other income (expense)
Interest expense	(1,572)	(1,207)	(3,565)	(2,253)
Amortization of debt issue costs	(105)	(109)	(211)	(227)
Other income (expense), net	524	132	917	176
Total other expenses	(1,153)	(1,184)	(2,859)	(2,304)

Income (loss) before income taxes	(5,057)	514	(6,475)	198

Income tax expense (benefit)	(1,937)	214	(2,419)	113

Net income (loss)	$(3,120)	$300	$(4,056)	$85

Cumulative preferred stock dividend	$249	$252	$495	$508

Net income (loss) applicable to common equity	$(3,369)	$48	$(4,551)	$(423)

Net income (loss) per common share:
Basic	$(0.08)	$-	$(0.11)	$(0.03)
Diluted	$(0.08)	$0.01	$(0.11)	$(0.03)

Weighted average common shares outstanding:
Basic	40,233	14,640	40,233	14,355
Diluted	40,240	23,153	40,253	22,757

United Fuel & Energy Corporation
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$916	$4,096
Accounts receivable, net	101,402	91,031
Other receivables	1,382	421
Inventories, net of allowance	13,948	16,512
Prepaid expense	488	1,738
Deferred taxes	1,017	417
Total current assets	119,153	114,215

PROPERTY, PLANT AND EQUIPMENT, net	39,514	41,606

OTHER ASSETS
Cash value of life insurance	2,881	2,839
Goodwill, net of impairment	25,981	24,844
Debt issuance costs, net	1,649	1,857
Deferred income taxes	3,741	2,626
Other	1,464	1,439
Total other assets	35,716	33,605
	$194,383	$189,426

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$3,538	$3,605
Note payable to related party	5,000	-
Accounts payable	32,833	25,602
Accounts payable to related parties	16,360	21,563
Accrued and other current liabilities	4,963	4,755
Accrued income taxes	-	1,563
Total current liabilities	62,694	57,088

OTHER LIABILITIES
Long-term debt, less current maturities	84,064	80,551
Asset retirement obligations	190	184
Other liabilities	1,462	1,534
Total other liabilities	85,716	82,269

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock-8% Cumulative Convertible Series A, $0.001 par value; 5,000,000 shares authorized, 12,800 shares issued and 12,600 outstanding at June 30, 2008 and December 31, 2007	-	-
Common stock - $0.001 par value, 55,000,000 shares authorized, 40,303,630 issued and outstanding at June 30, 2008; 40,095,297 issued and outstanding at December 31, 2007	40	40
Paid-in capital	54,442	53,987
Retained earnings (deficit)	(8,509)	(3,958)
Total stockholders' equity	45,973	50,069
	$194,383	$189,426

United Fuel & Energy Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2008	2007

Cash flows from operating activities:
Net income (loss)	$(4,056)	$85
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation, amortization and accretion	1,808	1,193
Amortization of debt issuance costs	211	227
Noncash stock compensation	142	342
Deferred income taxes	(1,715)	130
Bad debt expense	3,709	300
Impairment of goodwill	274	-
Changes in operating assets and liabilities, net of effects from acquisitions of Benton, Your Pump, Reamax and CFS:
Decrease (increase) in:
Accounts receivable	(14,080)	(5,929)
Other receivables	(961)	(125)
Inventories	2,564	(564)
Prepaid expenses	1,250	(1,060)
Other assets	(25)	(222)
Increase (decrease) in:
Accounts payable	2,028	3,391
Accrued income taxes	(1,635)	(649)
Accrued expenses and other current liabilities	(41)	2,437
Net cash used in operating activities	(10,527)	(444)

Cash flows from investing activities:
Increase in cash surrender value of life insurance	(42)	(49)
Your Pump acquisition	-	(1,328)
Benton acquisition	-	(456)
Reamax acquisition	-	(8,335)
Capital expenditures, net	(1,121)	(3,951)
Net cash used in investing activities	(1,163)	(14,119)

Cash flows from financing activities:
Borrowings on revolving line of credit facility, net	5,254	8,442
Issuance of new debt and notes payable	6,500	7,500
Repayment of long term debt and notes payable	(3,308)	(2,963)
Debt issuance costs	(3)	(1,454)
Dividends paid	(246)	-
Proceeds from issuance of capital stock, net of issuance costs	313	(2)
Net cash provided by financing activities	8,510	11,523

Net decrease in cash	(3,180)	(3,040)
Cash at beginning of period	4,096	3,951
Cash at end of period	$916	$911

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